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Freeport-McMoRan Copper & Gold Inc. Reports
Third-Quarter and Nine-Month 2010 Results

▪
Net income attributable to common stock for third-quarter 2010 was $1.2 billion, $2.49 per share, compared with net income of $925 million, $2.07 per share, for third-quarter 2009.  Net income attributable to common stock for the first nine months of 2010 was $2.7 billion, $5.88 per share, compared with $1.6 billion, $3.70 per share, for the first nine months of 2009.

▪
Consolidated sales from mines for third-quarter 2010 totaled 1.1 billion pounds of copper, 497 thousand ounces of gold and 17 million pounds of molybdenum, compared with 1.0 billion pounds of copper, 706 thousand ounces of gold and 16 million pounds of molybdenum for third-quarter 2009.

▪
Consolidated sales from mines for the year 2010 are expected to approximate 3.85 billion pounds of copper, 1.9 million ounces of gold and 65 million pounds of molybdenum, including 895 million pounds of copper, 585 thousand ounces of gold and 15 million pounds of molybdenum for fourth-quarter 2010.

▪
Consolidated unit net cash costs (net of by-product credits) averaged $0.82 per pound for third-quarter 2010, compared with $0.50 per pound for third-quarter 2009.  Assuming average prices of $1,300 per ounce for gold and $15 per pound for molybdenum for the fourth quarter of 2010, consolidated unit net cash costs (net of by-product credits) are estimated to average approximately $0.83 per pound for the year 2010.

▪
Operating cash flows totaled $1.3 billion for third-quarter 2010 and $4.2 billion for the first nine months of 2010.  These amounts are net of working capital requirements totaling $636 million in the quarter and $529 million in the nine-month period.  Using current 2010 sales volume and cost estimates and assuming average prices of $3.75 per pound for copper, $1,300 per ounce for gold and $15 per pound for molybdenum for the fourth quarter of 2010, operating cash flows for the year 2010 are estimated to approximate $6.0 billion.

▪
Capital expenditures totaled $350 million for third-quarter 2010 and $877 million for the first nine months of 2010.  FCX currently expects capital expenditures to approximate $1.6 billion for the year 2010, including $0.9 billion for sustaining capital and $0.7 billion for major projects.  A number of studies for expansions of existing operations are ongoing, which are expected to result in increased capital spending programs.

▪	At September 30, 2010, total debt approximated $4.8 billion and consolidated cash approximated $3.7 billion. Debt repayments totaled $1.6 billion for the first nine months of 2010.

▪	In September 2010, FCX agreed to invest $500 million in 5¾% Convertible Perpetual Preferred Stock of McMoRan Exploration Co. (NYSE: MMR). Closing of the transaction is expected by year-end 2010.

▪
FCX’s Board of Directors authorized an increase in the common stock dividend from an annual rate of $1.20 per share to $2.00 per share ($0.50 per share quarterly).  The first quarterly dividend of $0.50 per share is expected to be paid on February 1, 2011.

PHOENIX, AZ, October 21, 2010 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported third-quarter 2010 net income attributable to common stock of $1.2 billion, $2.49 per share, compared with net income of $925 million, $2.07 per share, for the third quarter of 2009.  For the nine months ended September 30, 2010, FCX reported net income attributable to common stock of $2.7 billion, $5.88 per share, compared with $1.6 billion, $3.70 per share, in the 2009 nine-month period.

James R. Moffett, Chairman of the Board, and Richard C. Adkerson, President and Chief Executive Officer, said, “Our excellent third-quarter results reflect strong production and cost performance and positive pricing of our key commodities – copper, gold and molybdenum.  We continue to advance our future growth and expansion plans and are taking steps to increase near-term copper production in response to improved physical markets.  We are highly positive about the long-term outlook for our business and are well positioned with our world-scale portfolio of assets, financial strength, market leadership position and project pipeline to continue to generate strong returns for the benefit of shareholders.  Today’s announced significant increase in our common stock dividend reflects the company’s positive performance and favorable outlook for our business.”

SUMMARY FINANCIAL AND OPERATING DATA

	Three Months			Nine Months
	Ended September 30,			Ended September 30,
	2010	2009		2010		2009
Financial Data (in millions, except per share amounts)
Revenuesa	$5,152	$4,144		$13,379		$10,430
Operating income	$2,499	$2,084		$5,971		$4,264
Net income	$1,533	$1,203		$3,580		$2,222
Net income attributable to common stockb	$1,178	$925	c	$2,724	c	$1,556	c
Diluted net income per share of common stock	$2.49	$2.07	c	$5.88	c	$3.70	c
Diluted weighted-average common shares outstanding	474	472		474		428
Operating cash flowsd	$1,336	$1,954		$4,218		$2,850
Capital expenditures	$350	$244		$877		$1,138

FCX Operating Data
Copper (millions of recoverable pounds)
Production	1,042	1,015		2,901		3,125
Sales, excluding purchased metal	1,081	1,000		2,955		3,122
Average realized price per pound	$3.50	$2.75		$3.33		$2.35
Site production and delivery unit costs per pounde	$1.38	$1.15		$1.38		$1.08
Unit net cash costs per pounde	$0.82	$0.50		$0.87		$0.53
Gold (thousands of recoverable ounces)
Production	492	708		1,257		2,105
Sales, excluding purchased metal	497	706		1,273		2,088
Average realized price per ounce	$1,266	$987		$1,204		$944
Molybdenum (millions of recoverable pounds)
Production	19	15		53		42
Sales, excluding purchased metal	17	16		50		42
Average realized price per pound	$16.06	$13.95		$16.43		$11.93

a.	Includes impacts of adjustments to provisionally priced concentrate and cathode sales recognized in prior periods (see discussion on page 10).

b.
After noncontrolling interests and preferred dividends.  During the second quarter of 2010, FCX‘s 6¾% Mandatory Convertible Preferred Stock converted into 39 million shares of FCX common stock and the final payment of related dividends was made.

c.
Includes losses on early extinguishment of debt totaling $67 million to net income attributable to common stock or $0.14 per share in the first nine months of 2010, and $28 million to net income attributable to common stock for the 2009 periods or $0.06 per share in third-quarter 2009 and $0.07 per share in the first nine months of 2009.

d.
Includes working capital (uses) sources of $(636) million in third-quarter 2010, $479 million in third-quarter 2009, $(529) million in the first nine months of 2010 and $(447) million in the first nine months of 2009.

e.
Reflects per pound weighted-average site production and delivery unit costs and unit net cash costs, net of by-product credits, for all copper mines.  The 2009 periods exclude the results of Africa as start-up activities were still under way.  For reconciliations of unit costs per pound by operating division to production and delivery costs reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

OPERATIONS

Consolidated.  Third-quarter 2010 consolidated copper sales of 1.1 billion pounds were higher than the July 2010 estimate of 970 million pounds and the third-quarter 2009 copper sales of 1.0 billion pounds.  The variance to the July 2010 estimate primarily reflects favorable production performance in Indonesia and the timing of shipments.  The variance to the 2009 period primarily reflects higher copper ore grades and mill throughput in South America, higher share of Grasberg volumes and a higher contribution from the Tenke Fungurume mine in Africa, partially offset by lower ore grades in North America.

Third-quarter 2010 consolidated gold sales of 497 thousand ounces were higher than the July 2010 estimate of 410 thousand ounces but significantly lower than the third-quarter 2009 gold sales of 706 thousand ounces.  The variance to the July 2010 estimate primarily reflects favorable production performance at Grasberg.  The variance to the 2009 period primarily reflects lower gold ore grades at Grasberg resulting from planned mine sequencing.

Third-quarter 2010 consolidated molybdenum sales of 17 million pounds were higher than the July 2010 estimate of 15 million pounds and the third-quarter 2009 molybdenum sales of 16 million pounds because of improved demand in the chemicals sector.

As anticipated, consolidated unit site production and delivery costs of $1.38 per pound of copper in the third quarter of 2010 were higher than the third-quarter 2009 unit costs of $1.15 per pound.  Third-quarter 2010 unit net cash costs, net of by-product credits, averaged $0.82 per pound, compared with $0.50 per pound in the year-ago period.  The higher unit net cash costs in the 2010 period primarily reflect increased input costs (including materials, labor and energy) and lower by-product gold credits.

Assuming average prices of $1,300 per ounce for gold and $15 per pound for molybdenum for the fourth quarter of 2010 and using current 2010 sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) are expected to average approximately $0.83 per pound for the year 2010.  Quarterly unit net cash costs will vary with fluctuations in sales volumes.  Unit net cash costs for 2010 would change by approximately $0.008 per pound for each $50 per ounce change in the average price of gold for the fourth quarter of 2010 and by approximately $0.003 per pound for each $2 per pound change in the average price of molybdenum for the fourth quarter of 2010.

Development Activities.  FCX has significant reserves, resources and future development opportunities within its portfolio of assets.  At December 31, 2009, in addition to estimated proven and probable reserves of 104 billion pounds of copper (determined using a long-term average price of $1.60 per pound for copper), FCX identified estimated mineralized material (assessed using a long-term average price of $2.00 per pound for copper) with incremental contained copper of an additional 122 billion pounds.  FCX is aggressively pursuing opportunities to convert this mineralized material into reserves, future production volumes and cash flow.

FCX is increasing near-term production at several of its mines and is undertaking major development projects, including the development of the El Abra sulfide reserves and the massive underground ore bodies at Grasberg.  FCX is also advancing development activities at the Climax primary molybdenum project.

In addition, studies are under way to evaluate the potential to expand significantly the concentrator capacity at its large Cerro Verde mine, a major mill project in the El Abra district, mill projects to process significant sulfide ore in North America and staged expansion options at Tenke Fungurume.  The advancement of these studies is designed to position FCX to invest in production growth within its existing portfolio of assets.

North America Copper Mines.  FCX operates seven open-pit copper mines in North America (Morenci, Sierrita, Bagdad, Safford and Miami in Arizona and Tyrone and Chino in New Mexico).  By-product molybdenum is produced primarily at Sierrita and Bagdad.  All of the North America mining operations are wholly owned, except for Morenci.  FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
North America Copper Mining Operations	2010	2009	2010	2009

Copper (millions of recoverable pounds)
Production	259	290	786	851
Sales, excluding purchased metal	267	303	847	885
Average realized price per pound	$3.32	$2.69	$3.28	$2.15

Molybdenum (millions of recoverable pounds)a
Production	7	7	18	20

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments	$1.62	$1.22	$1.46	$1.26
By-product credits, primarily molybdenum	(0.36)	(0.29)	(0.33)	(0.23)
Treatment charges	0.10	0.08	0.09	0.09
Unit net cash costsb	$1.36	$1.01	$1.22	$1.12

a.	Represents by-product production. Sales of by-product molybdenum are reflected in the molybdenum division discussion on page 9.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

Third-quarter 2010 consolidated copper sales in North America of 267 million pounds were 12 percent lower than third-quarter 2009 sales, primarily because of anticipated lower ore grades at Safford and lower mill throughput because of unscheduled crusher maintenance at Bagdad.

For the year 2010, FCX expects sales from North America copper mines to approximate 1.1 billion pounds of copper, compared with 1.2 billion pounds of copper for 2009.  FCX is increasing mining and milling rates at its Morenci mine and is restarting its Miami and Chino mines, which are expected to result in higher production in future periods (see “Operating and Development Activities” below).

North America unit site production and delivery costs were higher in the third quarter of 2010, compared with the third quarter of 2009, primarily because of higher input costs and increased mining and milling activities at certain mines.  Third-quarter 2010 unit net cash costs benefited from higher molybdenum by-product credits.

Based on current operating plans, assuming an average molybdenum price of $15 per pound for the fourth quarter of 2010 and using current 2010 sales volume and cost estimates, FCX estimates that average unit net cash costs, including molybdenum credits, for its North America copper mines would approximate $1.25 per pound of copper for the year 2010.  Unit net cash costs for 2010 would change by approximately $0.01 per pound for each $2 per pound change in the average price of molybdenum for the fourth quarter of 2010.

Operating and Development Activities.  At Morenci, FCX has commenced a staged ramp up from the 2009 mining rate of 450,000 metric tons of ore per day to 635,000 metric tons per day.  The mining rate averaged over 480,000 metric tons of ore per day in the third quarter of 2010.  In addition, FCX restarted the Morenci mill in March 2010 to process available sulfide material currently being mined.  Mill throughput averaged 31,000 metric tons of ore per day during the third quarter of 2010 and is expected to increase to approximately 50,000 metric tons per day by 2011.  The increased mining and milling activities will enable copper production to increase by approximately 125 million pounds annually beginning in 2011.  Further increases to Morenci’s mining rate are being evaluated.

FCX has initiated limited mining activities at the Miami mine in Arizona to improve efficiencies of ongoing reclamation projects associated with historical mining operations at the site.  During an approximate five-year mine life, FCX expects to ramp up production at Miami to approximately 100 million pounds of copper per year by late 2011.  FCX is investing approximately $40 million in this project, which is benefiting from the use of existing mining equipment.

FCX is initiating a restart of mining and milling activities at the Chino mine in New Mexico, which were suspended in late 2008 in response to global economic conditions.  The ramp up of mining and milling activities will significantly increase production at Chino, which is currently producing small amounts of copper from existing leach stockpiles.  Planned mining and milling rates are expected to be achieved by the end of 2013.  Costs for the project for equipment and mill refurbishment are expected to approximate $150 million.  Incremental production of 100 million pounds per annum is expected in 2012 and 2013 and 200 million pounds in 2014.  At December 31, 2009, Chino’s reserves, excluding metal in stockpiles, totaled 1.1 billion pounds of copper (determined using a long-term average price of $1.60 per pound for copper) and reserves would increase significantly using higher prices.

FCX is constructing a sulphur burner at Safford, which will provide a more cost effective source of sulphuric acid used in solution extraction/electrowinning operations and lower transportation costs.  This project is expected to be completed in the first half of 2011 at a capital investment of approximately $150 million.

Operating plans at the other North America sites are continuing to be assessed.

South America Mining.  FCX operates four copper mines in South America – Cerro Verde in Peru and Candelaria, Ojos del Salado and El Abra in Chile.  FCX owns a 53.56 percent interest in Cerro Verde, an open-pit mine currently producing both electrowon copper cathodes and copper concentrates.  FCX owns 80 percent of the Candelaria and Ojos del Salado mining complexes, which include the Candelaria open-pit and underground mines and the Ojos del Salado underground mines.  These mines use common processing facilities to produce copper concentrates.  FCX owns a 51 percent interest in El Abra, an open-pit mine producing electrowon copper cathodes.  All operations in South America are consolidated in FCX’s financial statements.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
South America Mining Operations	2010	2009	2010	2009

Copper (millions of recoverable pounds)
Production	356	340	1,007	1,046
Sales	377	327	995	1,040
Average realized price per pound	$3.55	$2.79	$3.36	$2.43

Gold (thousands of recoverable ounces)
Production	29	22	68	69
Sales	30	20	69	68
Average realized price per ounce	$1,265	$976	$1,211	$935

Molybdenum (millions of recoverable pounds)a
Production	2	-	5	1

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments	$1.16	$1.14	$1.19	$1.05
Molybdenum and gold credits	(0.21)	(0.10)	(0.19)	(0.11)
Treatment charges	0.18	0.15	0.15	0.15
Unit net cash costsb	$1.13	$1.19	$1.15	$1.09

a.	Represents by-product production. Sales of by-product molybdenum are reflected in the molybdenum division discussion on page 9.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

Consolidated copper sales in South America totaled 377 million pounds in the third quarter of 2010, 15 percent higher than third-quarter 2009 sales, primarily reflecting higher ore grades and mill throughput at Candelaria and timing of shipments at Cerro Verde, partly offset by anticipated lower ore grades at El Abra.

For the year 2010, FCX expects South America sales of 1.3 billion pounds of copper and 100 thousand ounces of gold, compared with 1.4 billion pounds of copper and 90 thousand ounces of gold for 2009.  Projected copper sales volumes for 2010 are lower than 2009 primarily because of the impacts of anticipated lower ore grades, principally at El Abra in connection with the depletion of the oxide ore resource and the transition to the sulfide deposit.

South America unit site production and delivery costs were similar to the year-ago period as higher volumes partly offset higher input costs and the impact of higher copper prices on profit sharing plans.  In addition, higher gold and molybdenum credits in the third quarter of 2010 resulted in lower unit net cash costs than the year-ago period.

Using current 2010 sales and costs estimates, FCX estimates that average unit net cash costs, including molybdenum and gold credits, for its South America mining operations would approximate $1.16 per pound of copper for the year 2010.

Operating and Development Activities.  FCX is engaged in construction activities associated with the development of a large sulfide deposit at El Abra to extend its mine life by over 10 years.  Construction activities for the initial phase of the project are approximately 55 percent complete.  Production from the sulfide ore, which is projected to ramp up to approximately 300 million pounds of copper per year, is expected to replace the currently depleting oxide copper production beginning in 2011.  The capital investment for this project is expected to total $725 million through 2015, including $565 million for the initial phase of the project expected to be completed in 2011.  In addition, FCX is engaged in studies for a potential large-scale milling operation to process additional sulfide material and to achieve higher recoveries.

FCX is completing a project to increase throughput at the existing Cerro Verde concentrator.  The project, which is expected to be completed by the end of 2010, is expected to increase mill throughput from 108,000 metric tons of ore per day to 120,000 metric tons per day resulting in incremental annual production of approximately 30 million pounds of copper.  The capital investment for this project is expected to total approximately $50 million.

In addition, FCX is evaluating a large-scale concentrator expansion at Cerro Verde.  Large reserve additions in recent years have provided opportunities to expand significantly the existing facility’s capacity.  A range of expansion options are being considered and the related feasibility study is expected to be completed in the first half of 2011.

Indonesia Mining.  Through its 90.64 percent owned and wholly consolidated subsidiary PT Freeport Indonesia (PT-FI), FCX operates the world’s largest copper and gold mine in terms of reserves at its Grasberg operations in Papua, Indonesia.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
Indonesia Mining Operations	2010	2009	2010	2009

Copper (millions of recoverable pounds)
Production	358	331	913	1,138
Sales	364	330	919	1,131
Average realized price per pound	$3.60	$2.77	$3.36	$2.41

Gold (thousands of recoverable ounces)
Production	462	685	1,185	2,033
Sales	466	683	1,200	2,015
Average realized price per ounce	$1,266	$988	$1,204	$944

Unit net cash costs (credits) per pound of copper:
Site production and delivery, excluding adjustments	$1.43	$1.10	$1.52	$0.98
Gold and silver credits	(1.67)	(2.10)	(1.63)	(1.74)
Treatment charges	0.22	0.24	0.23	0.22
Royalties	0.12	0.12	0.12	0.10
Unit net cash costs (credits)a	$0.10	$(0.64)	$0.24	$(0.44)

a.
For a reconciliation of unit net cash costs (credits) per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

Indonesia reported higher copper sales in the third quarter of 2010, compared to the third quarter of 2009, primarily because of higher sharing under joint venture arrangements.  Indonesia gold sales for the third quarter of 2010 were lower than third-quarter 2009 sales, primarily as a result of sequencing of mining in the Grasberg open pit.  At the Grasberg mine, the sequencing in mining areas with varying ore grades causes fluctuations in the timing of ore production resulting in fluctuations in quarterly and annual sales of copper and gold.

FCX expects Indonesia sales of 1.2 billion pounds of copper and 1.8 million ounces of gold for the year 2010, compared with 1.4 billion pounds of copper and 2.5 million ounces of gold for 2009.  The lower copper and gold sales from Indonesia in 2010, compared to 2009, reflect the mining of lower grade material in 2010.

Indonesia unit site production and delivery costs were higher in the third quarter of 2010, compared with the third quarter of 2009, primarily because of higher input costs (including materials, labor and energy), higher maintenance and support costs and higher cost sharing under joint venture cost sharing arrangements, partly offset by the impact of higher volumes.  Unit net cash costs of $0.10 per pound in the third quarter of 2010 were higher than the year-ago quarter of a net credit of $0.64 per pound because of higher site costs and lower gold volumes.

Assuming an average gold price of $1,300 per ounce for the fourth quarter of 2010 and using current 2010 sales and costs estimates, FCX expects PT-FI’s average unit net cash costs, including gold and silver credits, to approximate $0.05 per pound for the year 2010.  Unit net cash costs for 2010 would change by approximately $0.02 per pound for each $50 per ounce change in the average price of gold for the fourth quarter of 2010.  Quarterly unit net cash costs will vary significantly with variations in quarterly metal sales volumes.

Development Activities.  FCX has several attractive development projects in the Grasberg minerals district, primarily related to the development of the large-scale, high-grade underground ore bodies located beneath and adjacent to the Grasberg open pit.  In aggregate, these ore bodies are expected to ramp up to approximately 240,000 metric tons of ore per day following depletion of the Grasberg open pit.  The world-scale Deep Ore Zone underground mine has been expanded to 80,000 metric tons of ore per day and the development of the high-grade Big Gossan mine is expected to begin production in 2011 and reach full rates of 7,000 metric tons of ore per day by the end of 2012.  Substantial progress has been made in developing infrastructure and underground workings that will enable access to the underground ore bodies.  Development of the terminal infrastructure and mine access for the massive Grasberg Block Cave and Deep Mill Level Zone ore bodies has commenced.  Estimated aggregate capital spending on these projects in 2010 approximates $350 million ($275 million net to PT-FI).  Over the next several years, estimated aggregate capital spending will average approximately $500 million ($400 million net to PT-FI) per year on underground development activities.

PT-FI continues to evaluate economic studies and mine plans to determine the optimal transition from the Grasberg open pit to the Grasberg Block Cave, which is currently planned for 2016.

Africa Mining.  FCX holds an effective 57.75 percent interest in the Tenke Fungurume copper and cobalt mining concessions in the Katanga province of the Democratic Republic of Congo (DRC) and is the operator of the project.  Construction activities on the approximately $2 billion initial project were completed in 2009.  Production of copper cathode commenced in March 2009 and achieved targeted rates in September 2009.  The cobalt plant and sulphuric acid plant were commissioned in the third quarter of 2009.  Tenke Fungurume continues to address start-up and quality issues in the cobalt circuit and will be implementing corrective actions over the next several quarters.  Based on the 10-year average of current design operations, Tenke Fungurume expects to produce 250 million pounds of copper and 18 million pounds of cobalt per year.  Higher grades of cobalt in the initial years are expected to result in higher than life-of-mine average annual cobalt production volumes.

	Three Months				Nine Months
	Ended September 30,				Ended September 30,
Africa Mining Operations	2010		2009		2010		2009a

Copper (millions of recoverable pounds)
Production	69		54		195		90
Sales	73		40		194		66
Average realized price per poundb	$3.36		$2.76		$3.22		$2.57

Cobalt (millions of contained pounds)
Production	5		N/A	c	14		N/A	c
Sales	6		N/A	c	13		N/A	c
Average realized price per pound	$11.93		N/A	c	$11.51		N/A	c

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments	$1.44		N/A	c	$1.37		N/A	c
Cobalt credits	(0.65	)d	N/A	c	(0.54	)d	N/A	c
Royalties	0.07		N/A	c	0.07		N/A	c
Unit net cash costse	$0.86		N/A	c	$0.90		N/A	c

a.	Represents year-to-date results since March 2009.

b.	Includes adjustments for point-of-sale transportation costs as negotiated in customer contracts.

c.	Information has not been included for the 2009 periods as start-up activities were still under way.

d.	Net of cobalt downstream processing and freight costs.

e.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

FCX expects Tenke Fungurume sales of approximately 250 million pounds of copper and 20 million pounds of cobalt for the year 2010, compared with 130 million pounds of copper and 3 million pounds of cobalt for 2009.

During the third quarter of 2010, Tenke Fungurume’s unit site production and delivery costs averaged $1.44 per pound of copper and its unit net cash costs, net of cobalt by-product credits, averaged $0.86 per pound of copper.

Assuming an average cobalt price of $12 per pound for the fourth quarter of 2010, average unit net cash costs are expected to approximate $0.93 per pound of copper for the year 2010.  Each $2 per pound change in the average price of cobalt would impact unit net cash costs by approximately $0.04 per pound of copper.

Operating and Development Activities.  FCX continues to engage in drilling activities, exploration analyses and metallurgical testing to evaluate the potential of the highly prospective district at Tenke Fungurume.  These analyses are being incorporated in future plans to evaluate opportunities for expansion.  FCX is completing studies to evaluate a second phase of the project, which would include optimizing the current plant and increasing capacity.  A range of expansion options are being considered.   FCX expects production volumes from the project to be expanded significantly over time.

The milling facilities, which were designed to produce at a capacity rate of 8,000 metric tons of ore per day, have been performing above capacity in recent months.  During the third quarter of 2010, mill throughput averaged 11,800 metric tons of ore per day.  Tenke Fungurume is procuring additional mining equipment, which will enable additional high-grade material to be mined and processed beginning in 2011.  Based on these enhancements to the mine plan and an expected mill throughput rate of 10,000 metric tons of ore per day, FCX estimates copper production will increase from the current level of 250 million pounds per annum to a rate approximating 290 million pounds per annum during 2011.

Other Matters.  FCX has achieved significant progress in discussions with the DRC government to resolve the contract review.  FCX continues to operate pursuant to its existing contracts, which comply with Congolese law and provide significant benefits to the DRC government.

Molybdenum.  FCX is the world’s largest producer of molybdenum.  FCX conducts molybdenum mining operations at its wholly owned Henderson underground mine in Colorado and sells by-product molybdenum from its North and South America copper mines.

	Three Months			Nine Months
	Ended September 30,			Ended September 30,
Molybdenum Mining Operations	2010	2009		2010	2009

Molybdenum (millions of recoverable pounds)
Productiona	10	8		30	21
Sales, excluding purchased metalb	17	16		50	42
Average realized price per pound	$16.06	$13.95		$16.43	$11.93

Unit net cash costs per pound of molybdenumc	$5.94	$5.75	d	$5.75	$6.42	d

a.	Amounts reflect production at the Henderson molybdenum mine.

b.	Includes sales of molybdenum produced as a by-product at the North and South America copper mines.

c.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

d.
Includes freight and downstream conversion costs totaling $1.07 per pound in the third quarter of 2009 and $1.09 per pound in the 2009 nine-month period that were not included in unit net cash costs in prior years.

Consolidated molybdenum sales from the Henderson mine and by-product mines were higher in the third quarter of 2010, compared to the third quarter of 2009, because of improved demand in the chemicals sector.  Molybdenum markets weakened significantly beginning in the fourth quarter of 2008 because of the downturn in global economic conditions, resulting in FCX operating its Henderson mine at reduced rates throughout 2009.  Subsequent improved market conditions have resulted in an increase in Henderson rates to approximately 90 percent of its capacity.

For the year 2010, FCX expects molybdenum sales from its mines to approximate 65 million pounds (includes by-product production of approximately 30 million pounds from the North and South America copper mines), compared with 58 million pounds in 2009 (includes by-product production of 27 million pounds from the North and South America copper mines).  The weekly average Metals Week Molybdenum Dealer Oxide price as of October 20, 2010, was $15.10 per pound.

Unit net cash costs at the Henderson primary molybdenum mine were similar in the third quarter of 2010 to the third quarter of 2009.  Using current 2010 sales estimates, FCX expects average unit net cash costs for its Henderson mine to approximate $6.00 per pound of molybdenum for the year 2010.

Operating and Development Activities.  Construction activities at the Climax molybdenum mine are continuing.  Current achievements at Climax include mobilization of key personnel and contractors, completion of concrete foundations for various equipment installations and preparation for winter construction activities.  FCX plans to continue to advance the construction and will monitor market conditions to determine the timing for start up of mining and milling activities.  FCX believes that this project is one of the most attractive primary molybdenum development projects in the world, with large scale production capacity, attractive cash costs and future growth options.  The Climax mine would have an initial annual design capacity of 30 million pounds with significant expansion options.  Estimated remaining costs for the project approximate $500 million.

EXPLORATION ACTIVITIES

FCX is conducting exploration activities near its existing mines with a focus on opportunities to expand reserves that will support the development of additional future production capacity in the large mineral districts where it currently operates.  Significantly expanded drilling activities in recent years have been successful in generating meaningful reserve additions and in identifying potential additional mineral resources adjacent to existing ore bodies.  Results indicate opportunities for significant future potential reserve additions at Morenci, Sierrita and Bagdad in North America; Cerro Verde and El Abra in South America and in the Tenke Fungurume district.  The drilling data in North America continues to indicate opportunities for large additions to sulfide mineralization.

Exploration spending in 2010 is estimated to approximate $120 million, compared with $72 million in 2009.  Exploration activities will continue to focus primarily on the potential for future reserve additions in FCX’s existing mineral districts.

PROVISIONAL PRICING AND OTHER

For the first nine months of 2010, approximately 51 percent of FCX’s mined copper was sold in concentrate, 26 percent as cathode and 23 percent as rod from North America operations.  Under the long-established structure of sales agreements prevalent in the industry, substantially all of FCX’s concentrate and cathode sales are provisionally priced at the time of shipment.  The provisional prices are finalized in a contractually specified future period generally one to four months from the shipment date, primarily based on quoted London Metal Exchange (LME) prices.  Because a significant portion of FCX’s concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period.

At June 30, 2010, 364 million pounds of copper sales at FCX’s copper mining operations (net of intercompany sales and noncontrolling interests) were provisionally priced at an average of $2.95 per pound.  Higher prices during the third quarter of 2010 resulted in favorable adjustments to these provisionally priced copper sales and increased third-quarter 2010 consolidated revenues by $191 million ($85 million to net income attributable to common stock or $0.18 per share).  Favorable adjustments to the June 30, 2009, provisionally priced copper sales increased third-quarter 2009 consolidated revenues by $237 million ($116 million to net income attributable to common stock or $0.25 per share).  Unfavorable adjustments to the December 31, 2009, provisionally priced copper sales decreased consolidated revenues in the first nine months of 2010 by $23 million ($9 million to net income attributable to common stock or $0.02 per share), and favorable adjustments to the December 31, 2008, provisionally priced copper sales increased consolidated revenues in the first nine months of 2009 by $132 million ($61 million to net income attributable to common stock or $0.14 per share).

LME copper prices averaged $3.29 per pound during the third quarter of 2010, compared with FCX’s recorded average price of $3.50 per pound.  At September 30, 2010, FCX had copper sales of 390 million pounds of copper at its copper mining operations (net of intercompany sales and noncontrolling interests) priced at an average of $3.63 per pound, subject to final pricing over the next several months.  Each $0.05 change from the September 30, 2010, average price for provisionally priced copper sales would have an approximate $13 million effect on FCX’s 2010 net income attributable to common stock.  The LME closing settlement price for copper on October 20, 2010, was $3.74 per pound.

FCX defers recognizing profits on its PT-FI and South America sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, until final sales to third parties occur.  FCX’s net deferred profits on PT-FI and South America concentrate inventories at Atlantic Copper and PT Smelting to be recognized in future periods’ net income attributable to common stock totaled $93 million at June 30, 2010, and $199 million at September 30, 2010.  Changes in FCX’s net deferrals attributable to variability in intercompany volumes resulted in reductions to net income attributable to common stock totaling $38 million, $0.08 per share, in the third quarter of 2010 and $66 million, $0.14 per share, in the first nine months of 2010.  For the 2009 periods, changes in FCX’s net deferrals attributable to variability in intercompany volumes resulted in reductions to net income attributable to common stock totaling $5 million, $0.01 per share, for the third quarter and $8 million, $0.02 per share, for the first nine months of 2009.  Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX’s net deferred profits and quarterly earnings.

CASH FLOWS, CASH, DEBT and EQUITY

Operating cash flows totaled $1.3 billion for the third quarter of 2010, net of $636 million of working capital requirements, and $4.2 billion for the first nine months of 2010, net of $529 million of working capital requirements.  Capital expenditures totaled $350 million for the third quarter of 2010 and $877 million for the first nine months of 2010.

At September 30, 2010, FCX had consolidated cash of $3.7 billion.  Net of noncontrolling interests’ share, taxes and other costs, cash available to the parent company totaled $2.9 billion as shown below (in billions):

	September 30,
	2010
Cash at domestic companies	$1.4	a
Cash at international operations	2.3
Total consolidated cash	3.7
Less: Noncontrolling interests’ share	(0.6)
Cash, net of noncontrolling interests’ share	3.1
Withholding taxes and other	(0.2)
Net cash	$2.9

a.	Includes cash at FCX’s parent and North America mining operations.

At September 30, 2010, FCX had $4.8 billion in debt, with no borrowings and $42 million of letters of credit issued under its revolving credit facilities resulting in total availability of approximately $1.5 billion.

From January 1, 2009, through September 30, 2010, FCX has repaid approximately $2.6 billion in debt (approximately 35 percent of outstanding debt on January 1, 2009), resulting in estimated annual interest savings of approximately $163 million based on current interest rates.

FCX’s debt maturities through 2012 are indicated in the table below (in millions).

2010	$2
2011	96
2012	1
Total 2010 – 2012	$99

At September 30, 2010, FCX had 471 million common shares outstanding.

OUTLOOK

Projected sales volumes for 2010 approximate 3.85 billion pounds of copper, 1.9 million ounces of gold and 65 million pounds of molybdenum, including 895 million pounds of copper, 585 thousand ounces of gold and 15 million pounds of molybdenum in the fourth quarter of 2010.

Using current 2010 sales volume and cost estimates and assuming average prices of $3.75 per pound of copper, $1,300 per ounce of gold and $15 per pound of molybdenum for the fourth quarter of 2010, FCX’s consolidated operating cash flows are estimated to approximate $6.0 billion in 2010.  The impact of price changes in the fourth quarter of 2010 on FCX’s 2010 operating cash flows would approximate $60 million for each $0.10 per pound change in the average price of copper, $10 million for each $50 per ounce change in the average price of gold and $8 million for each $2 per pound change in the average price of molybdenum.

FCX’s capital expenditures are currently estimated to approximate $1.6 billion for 2010.  Capital expenditures for major projects in 2010 are expected to approximate $0.7 billion, which primarily includes the sulfide ore project at El Abra, underground development activities at Grasberg, construction activities at the Climax molybdenum mine and investments in a new sulphur burner facility at Safford.  Capital spending plans will continue to be reviewed and adjusted in response to changes in market conditions and other factors.

Agreement to Invest in McMoRan Exploration Co.

In September 2010, FCX announced an agreement to invest $500 million in 5¾% Convertible Perpetual Preferred Stock of McMoRan Exploration Co. (NYSE: MMR) in connection with MMR’s proposed oil and gas property acquisition from Plains Exploration & Production Company (NYSE: PXP).  The preferred stock is convertible into MMR common stock at an initial conversion price of $16 per share.

MMR is engaged in exploration, development and production of oil and natural gas in the shallow waters of the Gulf of Mexico Shelf.  MMR is currently undertaking a major capital program to fund recent success and additional exploration.  FCX’s investment will allow it to participate in MMR’s highly prospective North American exploration and development activities, which have the potential to generate significant value.

The closing of the transaction is expected by year-end 2010 and is conditioned on the concurrent completion of MMR’s proposed oil and gas property acquisition from PXP, MMR shareholder approval of the issuance of the securities to FCX and other customary closing conditions.  For more information, see FCX’s Form 8-K filed with the Securities and Exchange Commission (SEC) on September 23, 2010.

FINANCIAL POLICY

FCX has a long-standing tradition of seeking to build shareholder value through investing in projects with high rates of return and returning cash to shareholders through common stock dividends and share purchases.

FCX’s Board of Directors authorized an increase in the cash dividend on common stock from an annual rate of $1.20 per share to $2.00 per share ($0.50 per share quarterly).  The first quarterly dividend of $0.50 per share is expected to be paid on February 1, 2011.

FCX intends to continue to maintain a strong financial position, invest aggressively in attractive growth projects and provide strong cash returns to shareholders.  The Board will continue to review FCX’s financial policy on an ongoing basis.

                                           -----------------------------------------------------------------------

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the Tenke Fungurume minerals district in the DRC.  Additional information about FCX is available on FCX’s web site at “www.fcx.com.”

Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance.  Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding projected ore grades and milling rates, projected production and sales volumes, projected unit net cash costs, projected operating cash flows, projected capital expenditures, the impact of copper, gold, molybdenum and cobalt price changes, reserve estimates, anticipated closing of the investment in MMR, potential prepayments of debt, future dividend payments and potential share purchases.  The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions are intended to identify those assertions as forward-looking statements.  The declaration and payment of dividends is at the discretion of FCX’s Board of Directors and will depend on FCX’s financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.  This press release also includes forward-looking statements regarding mineralized material not included in reserves.  The mineralized material described in this press release will not qualify as reserves until comprehensive engineering studies establish their economic feasibility.  Accordingly, no assurance can be given that the estimated mineralized material not included in reserves will become proven and probable reserves.

In making any forward-looking statements, the person making them believes that the expectations are based on reasonable assumptions.  FCX cautions readers that those statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements.  Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include commodity prices, mine sequencing, production rates, industry risks, regulatory changes, political risks, the potential effects of violence in Indonesia, potential outcomes of the contract review process and resolution of administrative disputes in the Democratic Republic of Congo, risks related to the investment in MMR, weather-related risks, labor relations, environmental risks, litigation results, currency translation risks and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC.  Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on FCX’s results of operations or financial condition.  FCX cautions readers that it assumes no obligation to update the forward-looking statements in this press release and does not intend to update the forward-looking statements more frequently than quarterly.

This press release also contains certain financial measures such as unit net cash costs per pound of copper and per pound of molybdenum.  As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are in the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

A copy of this release is available on FCX’s web site, “www.fcx.com.”  A conference call with securities analysts about third-quarter 2010 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.fcx.com.”  A replay of the webcast will be available through Friday, November 19, 2010.
# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA

	Three Months Ended September 30,
	Production				Sales
COPPER (millions of recoverable pounds)	2010		2009		2010		2009
MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	109	a	107	a	111	a	114	a
Bagdad (100%)	47		59		49		59
Safford (100%)	29		48		33		46
Sierrita (100%)	39		41		39		44
Tyrone (100%)	21		22		21		23
Chino (100%)	9		9		9		12
Miami (100%)	4		4		4		4
Other (100%)	1		-		1		1
Total North America	259		290		267		303

South America
Cerro Verde (53.56%)	165		161		179		157
Candelaria/Ojos del Salado (80%)	115		88		121		80
El Abra (51%)	76		91		77		90
Total South America	356		340		377		327

Indonesia
Grasberg (90.64%)	358	b	331	b	364	b	330	b

Africa
Tenke Fungurume (57.75%)	69		54		73		40

Consolidated	1,042		1,015		1,081		1,000
Less noncontrolling interests	199		191		210		180
Net	843		824		871		820

Consolidated sales from mines					1,081		1,000
Purchased copper					78		47
Total consolidated sales					1,159		1,047

Average realized price per pound					$3.50		$2.75

GOLD (thousands of recoverable ounces)
MINED GOLD (FCX’s net interest in %)
North America (100%)	1		1		1		3
South America (80%)	29		22		30		20
Indonesia (90.64%)	462	b	685	b	466	b	683	b
Consolidated	492		708		497		706
Less noncontrolling interests	49		69		49		69
Net	443		639		448		637

Consolidated sales from mines					497		706
Purchased gold					1		-
Total consolidated sales					498		706

Average realized price per ounce					$1,266		$987

MOLYBDENUM (millions of recoverable pounds)
MINED MOLYBDENUM (FCX’s net interest in %)
Henderson (100%)	10		8		N/A		N/A
By-product – North America (100%)	7		7		N/A		N/A
By-product – Cerro Verde (53.56%)	2		-		N/A		N/A
Consolidated	19		15		17		16
Less noncontrolling interests	1		-		1		-
Net	18		15		16		16

Consolidated sales from mines					17		16
Purchased molybdenum					-		1
Total consolidated sales					17		17

Average realized price per pound					$16.06		$13.95

COBALT (millions of contained pounds)
MINED COBALT (FCX’s net interest in %)
Consolidated – Tenke Fungurume (57.75%)	5		N/A	c	6		N/A	c
Less noncontrolling interests	2		N/A	c	2		N/A	c
Net	3		N/A	c	4		N/A	c

Total consolidated sales					6		N/A	c

Average realized price per pound					$11.93		N/A	c

a. Net of Morenci’s joint venture partner’s 15 percent interest.
b. Net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
c. Information has not been included for third-quarter 2009 as start-up activities were still under way.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA (continued)

	Nine Months Ended September 30,
	Production				Sales
COPPER (millions of recoverable pounds)	2010		2009		2010		2009
MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	321	a	323	a	336	a	349	a
Bagdad (100%)	148		169		161		166
Safford (100%)	108		131		125		125
Sierrita (100%)	111		125		120		127
Tyrone (100%)	61		64		65		63
Chino (100%)	25		27		27		42
Miami (100%)	10		12		11		12
Other (100%)	2		-		2		1
Total North America	786		851		847		885

South America
Cerro Verde (53.56%)	496		497		485		498
Candelaria/Ojos del Salado (80%)	267		282		272		275
El Abra (51%)	244		267		238		267
Total South America	1,007		1,046		995		1,040

Indonesia
Grasberg (90.64%)	913	b	1,138	b	919	b	1,131	b

Africa
Tenke Fungurume (57.75%)	195		90	c	194		66	c

Consolidated	2,901		3,125		2,955		3,122
Less noncontrolling interests	571		563		564		550
Net	2,330		2,562		2,391		2,572

Consolidated sales from mines					2,955		3,122
Purchased copper					143		138
Total consolidated sales					3,098		3,260

Average realized price per pound					$3.33		$2.35

GOLD (thousands of recoverable ounces)
MINED GOLD (FCX’s net interest in %)
North America (100%)	4		3		4		5
South America (80%)	68		69		69		68
Indonesia (90.64%)	1,185	b	2,033	b	1,200	b	2,015	b
Consolidated	1,257		2,105		1,273		2,088
Less noncontrolling interests	124		204		126		203
Net	1,133		1,901		1,147		1,885

Consolidated sales from mines					1,273		2,088
Purchased gold					1		-
Total consolidated sales					1,274		2,088

Average realized price per ounce					$1,204		$944

MOLYBDENUM (millions of recoverable pounds)
MINED MOLYBDENUM (FCX’s net interest in %)
Henderson (100%)	30		21		N/A		N/A
By-product – North America (100%)	18		20		N/A		N/A
By-product – Cerro Verde (53.56%)	5		1		N/A		N/A
Consolidated	53		42		50		42
Less noncontrolling interests	2		1		2		1
Net	51		41		48		41

Consolidated sales from mines					50		42
Purchased molybdenum					2		4
Total consolidated sales					52		46

Average realized price per pound					$16.43		$11.93

COBALT (millions of contained pounds)
MINED COBALT (FCX’s net interest in %)
Consolidated – Tenke Fungurume (57.75%)	14		N/A	d	13		N/A	d
Less noncontrolling interests	6		N/A	d	5		N/A	d
Net	8		N/A	d	8		N/A	d

Total consolidated sales					13		N/A	d

Average realized price per pound					$11.51		N/A	d

a. Net of Morenci’s joint venture partner’s 15 percent interest.
b. Net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
c. Represents year-to-date results since March 2009.
d. Information has not been included for the 2009 nine-month period as start-up activities were still under way.

II

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA (continued)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2010	2009		2010	2009
100% North America Copper Mining Operating Data
Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	653,400	519,200		634,000	580,200
Average copper ore grade (percent)	0.22	0.30		0.24	0.30
Copper production (millions of recoverable pounds)	179	216		563	639

Mill Operations
Ore milled (metric tons per day)	190,500	166,300		183,000	172,500
Average ore grades (percent):
Copper	0.32	0.32		0.31	0.33
Molybdenum	0.03	0.03		0.02	0.03
Copper recovery rate (percent)	82.6	86.8		83.0	85.7
Production (millions of recoverable pounds):
Copper	100	93		280	270
Molybdenum (by-product)	7	7		18	20

100% South America Mining Operating Data
SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	281,000	251,500		261,500	254,100
Average copper ore grade (percent)	0.39	0.46		0.42	0.45
Copper production (millions of recoverable pounds)	122	142		385	420

Mill Operations
Ore milled (metric tons per day)	193,800	174,200		187,100	181,000
Average ore grades (percent):
Copper	0.69	0.66		0.64	0.67
Molybdenum	0.02	0.02		0.02	0.02
Copper recovery rate (percent)	90.7	89.0		90.0	89.4
Production (millions of recoverable pounds):
Copper	234	198		622	626
Molybdenum	2	-		5	1

100% Indonesia Mining Operating Data
Ore milled (metric tons per day)	228,900	241,200		228,800	238,800
Average ore grades:
Copper (percent)	0.92	0.90		0.84	1.04
Gold (grams per metric ton)	0.92	1.33		0.81	1.32
Recovery rates (percent):
Copper	89.1	90.7		88.8	90.7
Gold	83.6	84.7		80.6	83.5
Production (recoverable):
Copper (millions of pounds)	362	385		975	1,298
Gold (thousands of ounces)	513	799		1,298	2,267

100% Africa Mining Operating Data
Ore milled (metric tons per day)	11,800	7,900		10,100	7,100	a
Average ore grades (percent):
Copper	3.20	3.66		3.55	3.44	a
Cobalt	0.39	N/A	b	0.40	N/A	b
Copper recovery rate (percent)	90.5	89.3		91.0	90.5	a
Production (millions of pounds)
Copper (recoverable)	69	54		195	90	a
Cobalt (contained)	5	N/A	b	14	N/A	b

100% North America Primary Molybdenum Mine Operating Data
Henderson Molybdenum Mine Operations
Ore milled (metric tons per day)	23,000	17,600		23,000	14,800
Average molybdenum ore grade (percent)	0.25	0.26		0.25	0.26
Molybdenum production (millions of recoverable pounds)	10	8		30	21

a. Represents year-to-date results since March 2009.
b. Information has not been included for the 2009 periods as start-up activities were still under way.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2010		2009		2010		2009
	(In Millions, Except Per Share Amounts)
Revenues	$5,152	a	$4,144	a	$13,379	a	$10,430	a
Cost of sales:
Production and delivery	2,269		1,715		6,239		5,086
Depreciation, depletion and amortization	268		252		788		740
Lower of cost or market inventory adjustments	-		-		-		19	b
Total cost of sales	2,537		1,967		7,027		5,845
Selling, general and administrative expenses	81		74		277		225
Exploration and research expenses	35		19		104		73
Restructuring and other charges	-		-		-		23	c
Total costs and expenses	2,653		2,060		7,408		6,166
Operating income	2,499		2,084		5,971		4,264
Interest expense, net	(103	)d	(162	)d	(370	)d	(451	)d
Losses on early extinguishment of debt	-		(31)		(77)		(31)
Other income (expense), net	(19)		(7)		2		(24)
Income before income taxes and equity in
affiliated companies’ net earnings	2,377		1,884		5,526		3,758
Provision for income taxes	(845)		(684)		(1,956)		(1,557)
Equity in affiliated companies’ net earnings	1		3		10		21
Net income	1,533		1,203		3,580		2,222
Net income attributable to noncontrolling interests	(355)		(224)		(793)		(492)
Preferred dividends	-	e	(54)		(63	)e	(174)
Net income attributable to FCX common stockholders	$1,178		$925		$2,724		$1,556

Net income per share attributable to FCX common stockholders:
Basic	$2.50		$2.23		$6.01		$3.80
Diluted	$2.49		$2.07		$5.88		$3.70	f

Weighted-average common shares outstanding:
Basic	471		416		453		409
Diluted	474		472		474		428	f

Dividends declared per share of common stock	$0.30		$-		$0.75		$-

a.
Includes positive (negative) adjustments to provisionally priced copper sales recognized in the prior periods totaling $191 million in third-quarter 2010, $237 million in third-quarter 2009, $(23) million in the 2010 nine-month period and $132 million in the 2009 nine-month period.

b.	Relates to molybdenum inventories.
c.	Relates to contract cancellation costs and staff reductions primarily at the Morenci mine, partially offset by gains related to pension and postretirement special benefits and curtailments.
d.
Consolidated interest expense (before capitalization) totaled $126 million in third-quarter 2010, $172 million in third-quarter 2009, $409 million in the 2010 nine-month period and $520 million in the 2009 nine-month period.  Lower interest expense in the 2010 periods primarily reflects the impact of debt repayments during 2009 and the first nine months of 2010.

e.	During the second quarter of 2010, FCX’s 6¾% Mandatory Convertible Preferred Stock converted into 39 million shares of FCX common stock.
f.
Preferred dividends of $146 million and additional shares of common stock of approximately 39 million shares for the 6¾% Mandatory Convertible Preferred Stock were excluded for the 2009 nine-month period because they were anti-dilutive.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,		December 31,
	2010		2009
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$3,720		$2,656
Trade accounts receivable	1,860		1,517
Other accounts receivable	255		286
Inventories:
Product	1,127		1,110
Materials and supplies, net	1,108		1,093
Mill and leach stockpiles	800		667
Other current assets	208		104
Total current assets	9,078		7,433
Property, plant, equipment and development costs, net	16,461		16,195
Long-term mill and leach stockpiles	1,395		1,321
Intangible assets, net	330		347
Other assets	687		700
Total assets	$27,951		$25,996

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,404		$2,038
Accrued income taxes	356		474
Current portion of reclamation and environmental obligations	193		214
Dividends payable	143		99
Current portion of long-term debt and short-term borrowings	98		16
Rio Tinto share of joint venture cash flows	78		161
Total current liabilities	3,272		3,002
Long-term debt, less current portion	4,681	a	6,330
Deferred income taxes	2,846		2,503
Reclamation and environmental obligations, less current portion	2,045		1,981
Other liabilities	1,386		1,423
Total liabilities	14,230		15,239
Equity:
FCX stockholders’ equity:
6¾% Mandatory Convertible Preferred Stock	-	b	2,875
Common stock	59	b	55
Capital in excess of par value	18,662	b	15,680
Accumulated deficit	(3,429)		(5,805)
Accumulated other comprehensive loss	(263)		(273)
Common stock held in treasury	(3,433)		(3,413)
Total FCX stockholders’ equity	11,596		9,119
Noncontrolling interests	2,125		1,638
Total equity	13,721		10,757
Total liabilities and equity	$27,951		$25,996

a.
During the first six months of 2010, FCX purchased in the open market $218 million of its 8.25% Senior Notes due 2015 for $237 million (an average purchase price of 108.4 percent) and $329 million of its 8.375% Senior Notes due 2017 for $358 million (an average purchase price of 108.5 percent).  In addition, FCX redeemed all of its $1.0 billion of outstanding Senior Floating Rate Notes due 2015 for 101 percent of the principal amount together with accrued and unpaid interest.

b.	During the second quarter of 2010, FCX’s 6¾% Mandatory Convertible Preferred Stock converted into 39 million shares of FCX common stock.

V

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
	(In Millions)
Cash flow from operating activities:
Net income	$3,580	$2,222
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation, depletion and amortization	788	740
Lower of cost or market inventory adjustments	-	19
Stock-based compensation	93	75
Charges for reclamation and environmental obligations, including accretion	117	150
Payments of reclamation and environmental obligations	(139)	(76)
Losses on early extinguishment of debt	77	31
Deferred income taxes	252	(32)
Intercompany profit on PT Freeport Indonesia sales to PT Smelting	3	47
Increase in long-term mill and leach stockpiles	(73)	(68)
Changes in other assets and liabilities	16	136
Other, net	33	53
(Increases) decreases in working capital:
Accounts receivable	(391)	(754)
Inventories, and mill and leach stockpiles	(189)	(176)
Other current assets	(13)	88
Accounts payable and accrued liabilities	156	(518)
Accrued income and other taxes	(92)	913
Net cash provided by operating activities	4,218	2,850

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(140)	(121)
South America	(283)	(129)
Indonesia	(311)	(186)
Africa	(59)	(577)
Other	(84)	(125)
Proceeds from the sale of assets and other, net	20	(8)
Net cash used in investing activities	(857)	(1,146)

Cash flow from financing activities:
Net proceeds from sale of common stock	-	740
Proceeds from debt	52	307
Repayments of debt	(1,678)	(1,066)
Cash dividends and distributions paid:
Common stock	(272)	-
Preferred stock	(95)	(181)
Noncontrolling interests	(330)	(149)
Contributions from noncontrolling interests	24	54
Net payments for stock-based awards	(3)	(9)
Excess tax benefit from stock-based awards	5	2
Other	-	(5)
Net cash used in financing activities	(2,297)	(307)

Net increase in cash and cash equivalents	1,064	1,397
Cash and cash equivalents at beginning of year	2,656	872
Cash and cash equivalents at end of period	$3,720	$2,269

.

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper and per pound of molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX’s mining operations expressed on a basis relating to the primary metal product for the respective operations.  FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations.  This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP.  This measure is presented by other metals mining companies, although FCX’s measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper using both a “by-product” method and a “co-product” method.  FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX’s costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX’s management and Board of Directors to monitor operations.  In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX’s metals sales volumes and realized prices change.

FCX shows revenue adjustments for prior period open sales as separate line items.  Because the pricing adjustments do not result from current period sales, FCX has reflected these separately from revenues on current period sales.  Noncash and other costs consist of items such as stock-based compensation costs, lower of cost or market inventory adjustments, write-offs of equipment and/or unusual charges.  They are removed from site production and delivery costs in the calculation of unit net cash costs.  Gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum a	Other b	Total

Revenues, excluding adjustments	$881	$881	$96	$13	$990

Site production and delivery, before net noncash
and other costs shown below	429	384	52	7	443
By-product creditsa	(95)	-	-	-	-
Treatment charges	27	26	-	1	27
Net cash costs	361	410	52	8	470
Depreciation, depletion and amortization	63	59	3	1	63
Noncash and other costs, net	30	31	(1)	-	30
Total costs	454	500	54	9	563
Revenue adjustments, primarily for hedging	-	-	-	-	-
Idle facility and other non-inventoriable costs	(26)	(25)	(1)	-	(26)
Gross profit	$401	$356	$41	$4	$401

Copper sales (millions of recoverable pounds)	266	266
Molybdenum sales (millions of recoverable pounds)c			7

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$3.32	$3.32	$15.10

Site production and delivery, before net noncash
and other costs shown below	1.62	1.45	8.18
By-product creditsa	(0.36)	-	-
Treatment charges	0.10	0.10	-
Unit net cash costs	1.36	1.55	8.18
Depreciation, depletion and amortization	0.24	0.22	0.51
Noncash and other costs, net	0.11	0.11	(0.12)
Total unit costs	1.71	1.88	8.57
Revenue adjustments, primarily for hedging	-	-	-
Idle facility and other non-inventoriable costs	(0.10)	(0.10)	(0.04)
Gross profit per pound	$1.51	$1.34	$6.49

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$990	$443	$63
Net noncash and other costs per above	N/A	30	N/A
Treatment charges per above	N/A	27	N/A
Revenue adjustments, primarily for hedging per above	-	N/A	N/A
Idle facility and other non-inventoriable costs per above	N/A	26	N/A
Eliminations and other	-	2	4
North America copper mines	990	528	67
South America mining	1,465	462	66
Indonesia mining	1,874	528	72
Africa mining	307	141	34
Molybdenum	293	199	13
Rod & Refining	1,181	1,173	2
Atlantic Copper Smelting & Refining	595	590	9
Corporate, other & eliminations	(1,553)	(1,352)	5
As reported in FCX’s consolidated financial statements	$5,152	$2,269	$268

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Reflects molybdenum produced by the North America copper mines.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum a	Other b	Total

Revenues, excluding adjustments	$813	$813	$87	$13	$913

Site production and delivery, before net noncash
and other costs shown below	370	331	43	7	381
By-product creditsa	(89)	-	-	-	-
Treatment charges	24	24	-	-	24
Net cash costs	305	355	43	7	405
Depreciation, depletion and amortization	66	62	3	1	66
Noncash and other costs, net	20	19	1	-	20
Total costs	391	436	47	8	491
Revenue adjustments, primarily for hedging	6	6	-	-	6
Idle facility and other non-inventoriable costs	(22)	(22)	-	-	(22)
Gross profit	$406	$361	$40	$5	$406

Copper sales (millions of recoverable pounds)	302	302
Molybdenum sales (millions of recoverable pounds)c			7

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$2.69	$2.69	$13.58

Site production and delivery, before net noncash
and other costs shown below	1.22	1.10	6.71
By-product creditsa	(0.29)	-	-
Treatment charges	0.08	0.08	-
Unit net cash costs	1.01	1.18	6.71
Depreciation, depletion and amortization	0.22	0.20	0.53
Noncash and other costs, net	0.07	0.07	0.05
Total unit costs	1.30	1.45	7.29
Revenue adjustments, primarily for hedging	0.02	0.02	-
Idle facility and other non-inventoriable costs	(0.07)	(0.07)	-
Gross profit per pound	$1.34	$1.19	$6.29

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$913	$381	$66
Net noncash and other costs per above	N/A	20	N/A
Treatment charges per above	N/A	24	N/A
Revenue adjustments, primarily for hedging per above	6	N/A	N/A
Idle facility and other non-inventoriable costs per above	N/A	22	N/A
Eliminations and other	1	4	4
North America copper mines	920	451	70
South America mining	1,018	379	67
Indonesia mining	1,656	369	64
Africa mining	113	89	20
Molybdenum	258	177	13
Rod & Refining	963	957	2
Atlantic Copper Smelting & Refining	495	493	9
Corporate, other & eliminations	(1,279)	(1,200)	7
As reported in FCX’s consolidated financial statements	$4,144	$1,715	$252

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Reflects molybdenum produced by the North America copper mines.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum a	Other b	Total

Revenues, excluding adjustments	$2,771	$2,771	$277	$44	$3,092

Site production and delivery, before net noncash
and other costs shown below	1,231	1,109	144	21	1,274
By-product creditsa	(278)	-	-	-	-
Treatment charges	75	73	-	2	75
Net cash costs	1,028	1,182	144	23	1,349
Depreciation, depletion and amortization	207	195	10	2	207
Noncash and other costs, net	107	107	-	-	107
Total costs	1,342	1,484	154	25	1,663
Revenue adjustments, primarily for hedging	(2)	(2)	-	-	(2)
Idle facility and other non-inventoriable costs	(65)	(64)	(1)	-	(65)
Gross profit	$1,362	$1,221	$122	$19	$1,362

Copper sales (millions of recoverable pounds)	845	845
Molybdenum sales (millions of recoverable pounds)c			18

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$3.28	$3.28	$15.49

Site production and delivery, before net noncash
and other costs shown below	1.46	1.31	8.06
By-product creditsa	(0.33)	-	-
Treatment charges	0.09	0.09	-
Unit net cash costs	1.22	1.40	8.06
Depreciation, depletion and amortization	0.24	0.23	0.59
Noncash and other costs, net	0.13	0.12	(0.01)
Total unit costs	1.59	1.75	8.64
Revenue adjustments, primarily for hedging	-	-	-
Idle facility and other non-inventoriable costs	(0.08)	(0.08)	(0.02)
Gross profit per pound	$1.61	$1.45	$6.83

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$3,092	$1,274	$207
Net noncash and other costs per above	N/A	107	N/A
Treatment charges per above	N/A	75	N/A
Revenue adjustments, primarily for hedging per above	(2)	N/A	N/A
Idle facility and other non-inventoriable costs per above	N/A	65	N/A
Eliminations and other	(2)	8	13
North America copper mines	3,088	1,529	220
South America mining	3,383	1,227	186
Indonesia mining	4,260	1,430	192
Africa mining	763	347	94
Molybdenum	893	574	38
Rod & Refining	3,383	3,361	6
Atlantic Copper Smelting & Refining	1,844	1,823	28
Corporate, other & eliminations	(4,235)	(4,052)	24
As reported in FCX’s consolidated financial statements	$13,379	$6,239	$788

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Reflects molybdenum produced by the North America copper mines.

X

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper		Molybdenum a	Other b	Total

Revenues, excluding adjustments	$1,908	$1,908		$206	$29	$2,143

Site production and delivery, before net noncash
and other costs shown below	1,116	1,027		107	15	1,149
By-product creditsa	(202)	-		-	-	-
Treatment charges	74	73		-	1	74
Net cash costs	988	1,100		107	16	1,223
Depreciation, depletion and amortization	197	188		7	2	197
Noncash and other costs, net	107	105		2	-	107
Total costs	1,292	1,393		116	18	1,527
Revenue adjustments, primarily for hedging	94	94		-	-	94
Idle facility and other non-inventoriable costs	(84)	(84)		-	-	(84)
Gross profit	$626	$525		$90	$11	$626

Copper sales (millions of recoverable pounds)	885	885
Molybdenum sales (millions of recoverable pounds)c				20

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$2.15	$2.15		$10.52

Site production and delivery, before net noncash
and other costs shown below	1.26	1.16		5.46
By-product creditsa	(0.23)	-		-
Treatment charges	0.09	0.09		-
Unit net cash costs	1.12	1.25		5.46
Depreciation, depletion and amortization	0.22	0.21		0.37
Noncash and other costs, net	0.12	0.12		0.08
Total unit costs	1.46	1.58		5.91
Revenue adjustments, primarily for hedging	0.11	0.11		-
Idle facility and other non-inventoriable costs	(0.09)	(0.09)		-
Gross profit per pound	$0.71	$0.59		$4.61

Reconciliation to Amounts Reported				Depreciation,
		Production		Depletion and
(In Millions)	Revenues	and Delivery		Amortization
Totals presented above	$2,143	$1,149		$197
Net noncash and other costs per above	N/A	107		N/A
Treatment charges per above	N/A	74		N/A
Revenue adjustments, primarily for hedging per above	94	N/A		N/A
Idle facility and other non-inventoriable costs per above	N/A	84		N/A
Eliminations and other	4	51		12
North America copper mines	2,241	1,465		209
South America mining	2,604	1,112		201
Indonesia mining	4,388	1,134		207
Africa mining	170	197		37
Molybdenum	590	477	d	35
Rod & Refining	2,329	2,314		6
Atlantic Copper Smelting & Refining	1,202	1,205		26
Corporate, other & eliminations	(3,094)	(2,799)		19
As reported in FCX’s consolidated financial statements	$10,430	$5,105	d	$740

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Reflects molybdenum produced by the North America copper mines.
d. Includes lower of cost or market (LCM) molybdenum inventory adjustments of $19 million.

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other a	Total

Revenues, excluding adjustments	$1,341	$1,341	$85	$1,426

Site production and delivery, before net noncash
and other costs shown below	439	413	30	443
By-product credits	(81)	-	-	-
Treatment charges	68	68	-	68
Net cash costs	426	481	30	511
Depreciation, depletion and amortization	65	62	3	65
Noncash and other costs, net	7	7	-	7
Total costs	498	550	33	583
Revenue adjustments, primarily for pricing
on prior period open sales	106	106	-	106
Other non-inventoriable costs	(16)	(15)	(1)	(16)
Gross profit	$933	$882	$51	$933

Copper sales (millions of recoverable pounds)	377	377

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.55	$3.55

Site production and delivery, before net noncash
and other costs shown below	1.16	1.09
By-product credits	(0.21)	-
Treatment charges	0.18	0.18
Unit net cash costs	1.13	1.27
Depreciation, depletion and amortization	0.17	0.17
Noncash and other costs, net	0.02	0.02
Total unit costs	1.32	1.46
Revenue adjustments, primarily for pricing
on prior period open sales	0.28	0.28
Other non-inventoriable costs	(0.04)	(0.03)
Gross profit per pound	$2.47	$2.34

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,426	$443	$65
Net noncash and other costs per above	N/A	7	N/A
Treatment charges per above	(68)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	106	N/A	N/A
Other non-inventoriable costs per above	N/A	16	N/A
Eliminations and other	1	(4)	1
South America mining	1,465	462	66
North America copper mines	990	528	67
Indonesia mining	1,874	528	72
Africa mining	307	141	34
Molybdenum	293	199	13
Rod & Refining	1,181	1,173	2
Atlantic Copper Smelting & Refining	595	590	9
Corporate, other & eliminations	(1,553)	(1,352)	5
As reported in FCX’s consolidated financial statements	$5,152	$2,269	$268

a. Includes gold, silver and molybdenum product revenues and production costs.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other a	Total

Revenues, excluding adjustments	$912	$912	$33	$945

Site production and delivery, before net noncash
and other costs shown below	372	357	15	372
By-product credits	(33)	-	-	-
Treatment charges	50	50	-	50
Net cash costs	389	407	15	422
Depreciation, depletion and amortization	67	65	2	67
Noncash and other costs, net	4	4	-	4
Total costs	460	476	17	493
Revenue adjustments, primarily for pricing
on prior period open sales	123	123	-	123
Other non-inventoriable costs	(8)	(8)	-	(8)
Gross profit	$567	$551	$16	$567

Copper sales (millions of recoverable pounds)	327	327

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.79	$2.79

Site production and delivery, before net noncash
and other costs shown below	1.14	1.09
By-product credits	(0.10)	-
Treatment charges	0.15	0.15
Unit net cash costs	1.19	1.24
Depreciation, depletion and amortization	0.20	0.20
Noncash and other costs, net	0.01	0.02
Total unit costs	1.40	1.46
Revenue adjustments, primarily for pricing
on prior period open sales	0.37	0.37
Other non-inventoriable costs	(0.03)	(0.02)
Gross profit per pound	$1.73	$1.68

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$945	$372	$67
Net noncash and other costs per above	N/A	4	N/A
Treatment charges per above	(50)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	123	N/A	N/A
Other non-inventoriable costs per above	N/A	8	N/A
Eliminations and other	-	(5)	-
South America mining	1,018	379	67
North America copper mines	920	451	70
Indonesia mining	1,656	369	64
Africa mining	113	89	20
Molybdenum	258	177	13
Rod & Refining	963	957	2
Atlantic Copper Smelting & Refining	495	493	9
Corporate, other & eliminations	(1,279)	(1,200)	7
As reported in FCX’s consolidated financial statements	$4,144	$1,715	$252

a. Includes gold, silver and molybdenum product revenues and production costs.

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other a	Total

Revenues, excluding adjustments	$3,343	$3,343	$201	$3,544

Site production and delivery, before net noncash
and other costs shown below	1,185	1,118	79	1,197
By-product credits	(189)	-	-	-
Treatment charges	148	148	-	148
Net cash costs	1,144	1,266	79	1,345
Depreciation, depletion and amortization	184	176	8	184
Noncash and other costs, net	14	13	1	14
Total costs	1,342	1,455	88	1,543
Revenue adjustments, primarily for pricing
on prior period open sales	(15)	(15)	-	(15)
Other non-inventoriable costs	(30)	(27)	(3)	(30)
Gross profit	$1,956	$1,846	$110	$1,956

Copper sales (millions of recoverable pounds)	995	995

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.36	$3.36

Site production and delivery, before net noncash
and other costs shown below	1.19	1.12
By-product credits	(0.19)	-
Treatment charges	0.15	0.15
Unit net cash costs	1.15	1.27
Depreciation, depletion and amortization	0.19	0.18
Noncash and other costs, net	0.01	0.01
Total unit costs	1.35	1.46
Revenue adjustments, primarily for pricing
on prior period open sales	(0.01)	(0.01)
Other non-inventoriable costs	(0.03)	(0.03)
Gross profit per pound	$1.97	$1.86

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$3,544	$1,197	$184
Net noncash and other costs per above	N/A	14	N/A
Treatment charges per above	(148)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	(15)	N/A	N/A
Other non-inventoriable costs per above	N/A	30	N/A
Eliminations and other	2	(14)	2
South America mining	3,383	1,227	186
North America copper mines	3,088	1,529	220
Indonesia mining	4,260	1,430	192
Africa mining	763	347	94
Molybdenum	893	574	38
Rod & Refining	3,383	3,361	6
Atlantic Copper Smelting & Refining	1,844	1,823	28
Corporate, other & eliminations	(4,235)	(4,052)	24
As reported in FCX’s consolidated financial statements	$13,379	$6,239	$788

a. Includes gold, silver and molybdenum product revenues and production costs.

XIV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper		Other a	Total

Revenues, excluding adjustments	$2,530	$2,530		$117	$2,647

Site production and delivery, before net noncash
and other costs shown below	1,088	1,026		68	1,094
By-product credits	(111)	-		-	-
Treatment charges	152	152		-	152
Net cash costs	1,129	1,178		68	1,246
Depreciation, depletion and amortization	201	194		7	201
Noncash and other costs, net	7	8		(1)	7
Total costs	1,337	1,380		74	1,454
Revenue adjustments, primarily for pricing
on prior period open sales	108	108		-	108
Other non-inventoriable costs	(25)	(21)		(4)	(25)
Gross profit	$1,276	$1,237		$39	$1,276

Copper sales (millions of recoverable pounds)	1,040	1,040

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.43	$2.43

Site production and delivery, before net noncash
and other costs shown below	1.05	0.99
By-product credits	(0.11)	-
Treatment charges	0.15	0.14
Unit net cash costs	1.09	1.13
Depreciation, depletion and amortization	0.19	0.19
Noncash and other costs, net	0.01	0.01
Total unit costs	1.29	1.33
Revenue adjustments, primarily for pricing
on prior period open sales	0.11	0.11
Other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$1.23	$1.19

Reconciliation to Amounts Reported				Depreciation,
		Production		Depletion and
(In Millions)	Revenues	and Delivery		Amortization
Totals presented above	$2,647	$1,094		$201
Net noncash and other costs per above	N/A	7		N/A
Treatment charges per above	(152)	N/A		N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	108	N/A		N/A
Other non-inventoriable costs per above	N/A	25		N/A
Eliminations and other	1	(14)		-
South America mining	2,604	1,112		201
North America copper mines	2,241	1,465		209
Indonesia mining	4,388	1,134		207
Africa mining	170	197		37
Molybdenum	590	477	b	35
Rod & Refining	2,329	2,314		6
Atlantic Copper Smelting & Refining	1,202	1,205		26
Corporate, other & eliminations	(3,094)	(2,799)		19
As reported in FCX’s consolidated financial statements	$10,430	$5,105	b	$740

a. Includes gold, silver and molybdenum product revenues and production costs.
b. Includes LCM molybdenum inventory adjustments of $19 million.

XV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, excluding adjustments	$1,310	$1,310	$590	$22	$1,922

Site production and delivery, before net noncash
and other costs shown below	522	356	160	6	522
Gold and silver credits	(609)	-	-	-	-
Treatment charges	79	54	24	1	79
Royalty on metals	45	31	14	-	45
Net cash costs	37	441	198	7	646
Depreciation and amortization	72	49	22	1	72
Noncash and other costs, net	6	4	2	-	6
Total costs	115	494	222	8	724
Revenue adjustments, primarily for pricing on
prior period open sales	79	79	(5)	2	76
PT Smelting intercompany profit	(33)	(22)	(10)	(1)	(33)
Gross profit	$1,241	$873	$353	$15	$1,241

Copper sales (millions of recoverable pounds)	364	364
Gold sales (thousands of recoverable ounces)			466
Silver sales (thousands of recoverable ounces)				1,093

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments	$3.60	$3.60	$1,265.90	$20.93

Site production and delivery, before net noncash
and other costs shown below	1.43	0.98	343.80	5.68
Gold and silver credits	(1.67)	-	-	-
Treatment charges	0.22	0.15	52.45	0.87
Royalty on metals	0.12	0.08	29.43	0.49
Unit net cash costs	0.10	1.21	425.68	7.04
Depreciation and amortization	0.20	0.14	47.59	0.79
Noncash and other costs, net	0.02	0.01	4.28	0.07
Total unit costs	0.32	1.36	477.55	7.90
Revenue adjustments, primarily for pricing on
prior period open sales	0.22	0.22	(9.83)	1.25
PT Smelting intercompany profit	(0.09)	(0.06)	(21.23)	(0.35)
Gross profit per pound/ounce	$3.41	$2.40	$757.29	$13.93

Reconciliation to Amounts Reported		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,922	$522	$72
Net noncash and other costs per above	N/A	6	N/A
Treatment charges per above	(79)	N/A	N/A
Royalty on metals per above	(45)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	76	N/A	N/A
Indonesia mining	1,874	528	72
North America copper mines	990	528	67
South America mining	1,465	462	66
Africa mining	307	141	34
Molybdenum	293	199	13
Rod & Refining	1,181	1,173	2
Atlantic Copper Smelting & Refining	595	590	9
Corporate, other & eliminations	(1,553)	(1,352)	5
As reported in FCX’s consolidated financial statements	$5,152	$2,269	$268

XVI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, excluding adjustments	$917	$917	$675	$17	$1,609

Site production and delivery, before net noncash
and other costs shown below	365	208	153	4	365
Gold and silver credits	(695)	-	-	-	-
Treatment charges	79	45	33	1	79
Royalty on metals	39	22	17	-	39
Net cash (credits) costs	(212)	275	203	5	483
Depreciation and amortization	64	37	27	-	64
Noncash and other costs, net	4	2	2	-	4
Total (credits) costs	(144)	314	232	5	551
Revenue adjustments, primarily for pricing on
prior period open sales	162	162	3	-	165
PT Smelting intercompany profit	(10)	(5)	(4)	(1)	(10)
Gross profit	$1,213	$760	$442	$11	$1,213

Copper sales (millions of recoverable pounds)	330	330
Gold sales (thousands of recoverable ounces)			683
Silver sales (thousands of recoverable ounces)				1,105

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments	$2.77	$2.77	$987.55	$15.54

Site production and delivery, before net noncash
and other costs shown below	1.10	0.63	224.69	3.51
Gold and silver credits	(2.10)	-	-	-
Treatment charges	0.24	0.13	48.33	0.76
Royalty on metals	0.12	0.07	24.24	0.38
Unit net cash (credits) costs	(0.64)	0.83	297.26	4.65
Depreciation and amortization	0.20	0.11	39.82	0.62
Noncash and other costs, net	0.01	0.01	2.42	0.04
Total unit (credits) costs	(0.43)	0.95	339.50	5.31
Revenue adjustments, primarily for pricing on
prior period open sales	0.49	0.49	4.80	(0.02)
PT Smelting intercompany profit	(0.02)	(0.01)	(5.65)	(0.09)
Gross profit per pound/ounce	$3.67	$2.30	$647.20	$10.12

Reconciliation to Amounts Reported		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,609	$365	$64
Net noncash and other costs per above	N/A	4	N/A
Treatment charges per above	(79)	N/A	N/A
Royalty on metals per above	(39)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	165	N/A	N/A
Indonesia mining	1,656	369	64
North America copper mines	920	451	70
South America mining	1,018	379	67
Africa mining	113	89	20
Molybdenum	258	177	13
Rod & Refining	963	957	2
Atlantic Copper Smelting & Refining	495	493	9
Corporate, other & eliminations	(1,279)	(1,200)	7
As reported in FCX’s consolidated financial statements	$4,144	$1,715	$252

XVII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, excluding adjustments	$3,085	$3,085	$1,445	$59	$4,589

Site production and delivery, before net noncash
and other costs shown below	1,400	941	441	18	1,400
Gold and silver credits	(1,505)	-	-	-	-
Treatment charges	213	144	67	2	213
Royalty on metals	109	73	34	2	109
Net cash costs	217	1,158	542	22	1,722
Depreciation and amortization	192	129	60	3	192
Noncash and other costs, net	30	20	10	-	30
Total costs	439	1,307	612	25	1,944
Revenue adjustments, primarily for pricing on
prior period open sales	(8)	(8)	1	-	(7)
PT Smelting intercompany profit	(4)	(3)	(1)	-	(4)
Gross profit	$2,634	$1,767	$833	$34	$2,634

Copper sales (millions of recoverable pounds)	919	919
Gold sales (thousands of recoverable ounces)			1,200
Silver sales (thousands of recoverable ounces)				3,159

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments	$3.36	$3.36	$1,203.79	$18.90

Site production and delivery, before net noncash
and other costs shown below	1.52	1.02	367.25	5.76
Gold and silver credits	(1.63)	-	-	-
Treatment charges	0.23	0.16	55.96	0.88
Royalty on metals	0.12	0.08	28.47	0.45
Unit net cash costs	0.24	1.26	451.68	7.09
Depreciation and amortization	0.21	0.14	50.40	0.79
Noncash and other costs, net	0.03	0.03	8.02	0.13
Total unit costs	0.48	1.43	510.10	8.01
Revenue adjustments, primarily for pricing on
prior period open sales	(0.01)	(0.01)	1.13	(0.11)
PT Smelting intercompany profit	-	-	(0.89)	(0.01)
Gross profit per pound/ounce	$2.87	$1.92	$693.93	$10.77

Reconciliation to Amounts Reported		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$4,589	$1,400	$192
Net noncash and other costs per above	N/A	30	N/A
Treatment charges per above	(213)	N/A	N/A
Royalty on metals per above	(109)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	(7)	N/A	N/A
Indonesia mining	4,260	1,430	192
North America copper mines	3,088	1,529	220
South America mining	3,383	1,227	186
Africa mining	763	347	94
Molybdenum	893	574	38
Rod & Refining	3,383	3,361	6
Atlantic Copper Smelting & Refining	1,844	1,823	28
Corporate, other & eliminations	(4,235)	(4,052)	24
As reported in FCX’s consolidated financial statements	$13,379	$6,239	$788

XVIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper		Gold	Silver	Total

Revenues, excluding adjustments	$2,730	$2,730		$1,902	$56	$4,688

Site production and delivery, before net noncash
and other costs shown below	1,105	642		449	14	1,105
Gold and silver credits	(1,965)	-		-	-	-
Treatment charges	248	144		101	3	248
Royalty on metals	113	66		46	1	113
Net cash (credits) costs	(499)	852		596	18	1,466
Depreciation and amortization	207	121		84	2	207
Noncash and other costs, net	29	17		12	-	29
Total (credits) costs	(263)	990		692	20	1,702
Revenue adjustments, primarily for pricing on
prior period open sales	54	54		6	1	61
PT Smelting intercompany profit	(47)	(27)		(19)	(1)	(47)
Gross profit	$3,000	$1,767		$1,197	$36	$3,000

Copper sales (millions of recoverable pounds)	1,131	1,131
Gold sales (thousands of recoverable ounces)				2,015
Silver sales (thousands of recoverable ounces)					4,054

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments	$2.41	$2.41		$944.05	$13.94

Site production and delivery, before net noncash
and other costs shown below	0.98	0.57		222.78	3.33
Gold and silver credits	(1.74)	-		-	-
Treatment charges	0.22	0.12		49.92	0.75
Royalty on metals	0.10	0.06		22.92	0.34
Unit net cash (credits) costs	(0.44)	0.75		295.62	4.42
Depreciation and amortization	0.18	0.11		41.81	0.63
Noncash and other costs, net	0.03	0.02		5.89	0.09
Total unit (credits) costs	(0.23)	0.88		343.32	5.14
Revenue adjustments, primarily for pricing on
prior period open sales	0.05	0.05		2.74	0.23
PT Smelting intercompany profit	(0.04)	(0.02)		(9.38)	(0.14)
Gross profit per pound/ounce	$2.65	$1.56		$594.09	$8.89

Reconciliation to Amounts Reported		Production		Depreciation,
		and		Depletion and
(In Millions)	Revenues	Delivery		Amortization
Totals presented above	$4,688	$1,105		$207
Net noncash and other costs per above	N/A	29		N/A
Treatment charges per above	(248)	N/A		N/A
Royalty on metals per above	(113)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	61	N/A		N/A
Indonesia mining	4,388	1,134		207
North America copper mines	2,241	1,465		209
South America mining	2,604	1,112		201
Africa mining	170	197		37
Molybdenum	590	477	a	35
Rod & Refining	2,329	2,314		6
Atlantic Copper Smelting & Refining	1,202	1,205		26
Corporate, other & eliminations	(3,094)	(2,799)		19
As reported in FCX’s consolidated financial statements	$10,430	$5,105	a	$740

a. Includes LCM molybdenum inventory adjustments of $19 million.

XIX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2010
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Cobalt	Total

Revenues, excluding adjustments a	$244		$244	$72	$316

Site production and delivery, before net noncash
and other costs shown below	104		87	36	123
Cobalt credits	(48	)b	-	-	-
Royalty on metals	6		5	1	6
Net cash costs	62		92	37	129
Depreciation, depletion and amortization	34		28	6	34
Noncash and other costs, net	14		12	2	14
Total costs	110		132	45	177
Revenue adjustments, primarily for pricing
on prior period open sales	2		2	(5)	(3)
Other non-inventoriable costs	(3)		(2)	(1)	(3)
Gross profit	$133		$112	$21	$133

Copper sales (millions of recoverable pounds)	73		73
Cobalt sales (millions of contained pounds)				6

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments a	$3.36		$3.36	$11.93

Site production and delivery, before net noncash
and other costs shown below	1.44		1.19	6.05
Cobalt credits	(0.65	)b	-	-
Royalty on metals	0.07		0.06	0.19
Unit net cash costs	0.86		1.25	6.24
Depreciation, depletion and amortization	0.46		0.39	0.89
Noncash and other costs, net	0.20		0.16	0.37
Total unit costs	1.52		1.80	7.50
Revenue adjustments, primarily for pricing
on prior period open sales	0.03		0.03	(0.89)
Other non-inventoriable costs	(0.04)		(0.04)	(0.09)
Gross profit per pound	$1.83		$1.55	$3.45

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$316		$123	$34
Net noncash and other costs per above	N/A		14	N/A
Royalty on metals per above	(6)		N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	(3)		N/A	N/A
Other non-inventoriable costs per above	N/A		3	N/A
Eliminations and other	-		1	-
Africa mining	307		141	34
North America copper mines	990		528	67
South America mining	1,465		462	66
Indonesia mining	1,874		528	72
Molybdenum	293		199	13
Rod & Refining	1,181		1,173	2
Atlantic Copper Smelting & Refining	595		590	9
Corporate, other & eliminations	(1,553)		(1,352)	5
As reported in FCX’s consolidated financial statements	$5,152		$2,269	$268

a. Includes adjustments for point-of-sale transportation costs as negotiated in customer contracts.
b. Net of cobalt downstream processing and freight costs.

XX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2010
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Cobalt	Total

Revenues, excluding adjustments a	$623		$623	$150	$773

Site production and delivery, before net noncash
and other costs shown below	264		238	76	314
Cobalt credits	(104	)b	-	-	-
Royalty on metals	14		11	3	14
Net cash costs	174		249	79	328
Depreciation, depletion and amortization	94		78	16	94
Noncash and other costs, net	18		15	3	18
Total costs	286		342	98	440
Revenue adjustments, primarily for pricing
on prior period open sales	-		-	4	4
Other non-inventoriable costs	(15)		(12)	(3)	(15)
Gross profit	$322		$269	$53	$322

Copper sales (millions of recoverable pounds)	194		194
Cobalt sales (millions of contained pounds)				13

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments a	$3.22		$3.22	$11.51

Site production and delivery, before net noncash
and other costs shown below	1.37		1.23	5.88
Cobalt credits	(0.54	)b	-	-
Royalty on metals	0.07		0.06	0.19
Unit net cash costs	0.90		1.29	6.07
Depreciation, depletion and amortization	0.49		0.40	1.24
Noncash and other costs, net	0.09		0.07	0.22
Total unit costs	1.48		1.76	7.53
Revenue adjustments, primarily for pricing
on prior period open sales	-		-	0.28
Other non-inventoriable costs	(0.08)		(0.07)	(0.21)
Gross profit per pound	$1.66		$1.39	$4.05

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$773		$314	$94
Net noncash and other costs per above	N/A		18	N/A
Royalty on metals per above	(14)		N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	4		N/A	N/A
Other non-inventoriable costs per above	N/A		15	N/A
Africa mining	763		347	94
North America copper mines	3,088		1,529	220
South America mining	3,383		1,227	186
Indonesia mining	4,260		1,430	192
Molybdenum	893		574	38
Rod & Refining	3,383		3,361	6
Atlantic Copper Smelting & Refining	1,844		1,823	28
Corporate, other & eliminations	(4,235)		(4,052)	24
As reported in FCX’s consolidated financial statements	$13,379		$6,239	$788

a. Includes adjustments for point-of-sale transportation costs as negotiated in customer contracts.
b. Net of cobalt downstream processing and freight costs.

XXI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Henderson Molybdenum Mine Product Revenues and Production Costs and Unit Net Cash Costs

	Three Months Ended September 30,
(In Millions)	2010	2009a

Revenues, excluding adjustments	$162	$119

Site production and delivery, before net noncash
and other costs shown below	51	40
Treatment charges and other	12	8
Net cash costs	63	48
Depreciation, depletion and amortization	9	8
Noncash and other costs, net	-	1
Total costs	72	57
Gross profitb	$90	$62

Molybdenum sales (millions of recoverable pounds)	10	8

Gross profit per pound of molybdenum:

Revenues, excluding adjustments	$15.42	$14.12

Site production and delivery, before net noncash
and other costs shown below	4.87	4.68
Treatment charges and other	1.07	1.07
Unit net cash costs	5.94	5.75
Depreciation, depletion and amortization	0.83	1.00
Noncash and other costs, net	0.03	0.03
Total unit costs	6.80	6.78
Gross profit per pound	$8.62	$7.34

Reconciliation to Amounts Reported
(In Millions)			Depreciation,
		Production	Depletion and
Three Months Ended September 30, 2010	Revenues	and Delivery	Amortization
Totals presented above	$162	$51	$9
Treatment charges and other per above	(12)	N/A	N/A
Net noncash and other costs per above	N/A	-	N/A
Henderson mine	150	51	9
Other molybdenum operations and eliminationsc	143	148	4
Molybdenum	293	199	13
North America copper mines	990	528	67
South America mining	1,465	462	66
Indonesia mining	1,874	528	72
Africa mining	307	141	34
Rod & Refining	1,181	1,173	2
Atlantic Copper Smelting & Refining	595	590	9
Corporate, other & eliminations	(1,553)	(1,352)	5
As reported in FCX’s consolidated financial statements	$5,152	$2,269	$268

Three Months Ended September 30, 2009
Totals presented above	$119	$40	$8
Treatment charges and other per above	(8)	N/A	N/A
Net noncash and other costs per above	N/A	1	N/A
Henderson mine	111	41	8
Other molybdenum operations and eliminationsc	147	136	5
Molybdenum	258	177	13
North America copper mines	920	451	70
South America mining	1,018	379	67
Indonesia mining	1,656	369	64
Africa mining	113	89	20
Rod & Refining	963	957	2
Atlantic Copper Smelting & Refining	495	493	9
Corporate, other & eliminations	(1,279)	(1,200)	7
As reported in FCX’s consolidated financial statements	$4,144	$1,715	$252

a. Revenues and costs were adjusted to include freight and downstream conversion costs in net cash costs; gross profit was not affected by these adjustments.
b. Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing.  On a consolidated basis, the Molybdenum segment includes profits on sales as they are made to third parties and realizations based on actual contract  terms.  As a result, the actual gross profit realized will differ from the amounts reported in this table.

c. Primarily includes amounts associated with the molybdenum sales company, which includes sales of molybdenum produced as a by-product at the North and South America copper mines.

XXII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Henderson Molybdenum Mine Product Revenues and Production Costs and Unit Net Cash Costs

	Nine Months Ended September 30,
(In Millions)	2010	2009a

Revenues, excluding adjustments	$478	$258

Site production and delivery, before net noncash
and other costs shown below	141	111
Treatment charges and other	33	22
Net cash costs	174	133
Depreciation, depletion and amortization	25	20
Noncash and other costs, net	1	1
Total costs	200	154
Gross profitb	$278	$104

Molybdenum sales (millions of recoverable pounds)	30	21

Gross profit per pound of molybdenum:

Revenues, excluding adjustments	$15.84	$12.47

Site production and delivery, before net noncash
and other costs shown below	4.67	5.33
Treatment charges and other	1.08	1.09
Unit net cash costs	5.75	6.42
Depreciation, depletion and amortization	0.83	0.98
Noncash and other costs, net	0.03	0.04
Total unit costs	6.61	7.44
Gross profit per pound	$9.23	$5.03

Reconciliation to Amounts Reported
(In Millions)				Depreciation,
		Production		Depletion and
Nine Months Ended September 30, 2010	Revenues	and Delivery		Amortization
Totals presented above	$478	$141		$25
Treatment charges and other per above	(33)	N/A		N/A
Net noncash and other costs per above	N/A	1		N/A
Henderson mine	445	142		25
Other molybdenum operations and eliminationsc	448	432		13
Molybdenum	893	574		38
North America copper mines	3,088	1,529		220
South America mining	3,383	1,227		186
Indonesia mining	4,260	1,430		192
Africa mining	763	347		94
Rod & Refining	3,383	3,361		6
Atlantic Copper Smelting & Refining	1,844	1,823		28
Corporate, other & eliminations	(4,235)	(4,052)		24
As reported in FCX’s consolidated financial statements	$13,379	$6,239		$788

Nine Months Ended September 30, 2009
Totals presented above	$258	$111		$20
Treatment charges and other per above	(22)	N/A		N/A
Net noncash and other costs per above	N/A	1		N/A
Henderson mine	236	112		20
Other molybdenum operations and eliminationsc	354	365	d	15
Molybdenum	590	477		35
North America copper mines	2,241	1,465		209
South America mining	2,604	1,112		201
Indonesia mining	4,388	1,134		207
Africa mining	170	197		37
Rod & Refining	2,329	2,314		6
Atlantic Copper Smelting & Refining	1,202	1,205		26
Corporate, other & eliminations	(3,094)	(2,799)		19
As reported in FCX’s consolidated financial statements	$10,430	$5,105	d	$740

a. Revenues and costs were adjusted to include freight and downstream conversion costs in net cash costs; gross profit was not affected by these adjustments.
b. Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing.  On a consolidated basis, the Molybdenum segment includes profits on sales as they are made to third parties and realizations based on actual contract terms.  As a result, the actual gross profit realized will differ from the amounts reported in this table.

c. Primarily includes amounts associated with the molybdenum sales company, which includes sales of molybdenum produced as a by-product at the North and South America copper mines.
d. Includes LCM molybdenum inventory adjustments of $19 million.

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FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
FCX’s income tax provision for the 2010 periods resulted from taxes on international operations ($772 million for the third quarter and $1.8 billion for the first nine months) and U.S operations ($73 million for the third quarter and $205 million for the first nine months).  As presented in the table below, FCX’s consolidated effective income tax rate was 35 percent for the first nine months of 2010.

FCX’s income tax provision for the 2009 periods resulted from taxes on international operations ($660 million for the third quarter and $1.5 billion for the first nine months) and U.S. operations ($24 million for the third quarter and $29 million for the first nine months). During the first nine months of 2009, FCX did not record a benefit for losses generated in the U.S., and those losses could not be used to offset income generated from international operations. These factors combined with the high proportion of income earned in Indonesia, which was taxed at an effective tax rate of 43 percent, caused FCX’s consolidated effective income tax rate of 41 percent for the first nine months of 2009 to be higher than the U.S. federal statutory rate of 35 percent.

Summaries of the approximate amounts in the calculation of FCX’s consolidated provision for income taxes follow (in millions, except percentages):

	Three Months Ended September 30,
	2010			2009
			Income Tax			Income Tax
	Income	Effective	(Provision)	Income	Effective	(Provision)
	(Loss)a	Tax Rate	Benefit	(Loss)a	Tax Rate	Benefit
U.S.	$319	23%	$(73)	$183	13%	$(24)
South America	904	33%	(298)	575	34%	(197)
Indonesia	1,220	41%	(499)	1,193	43%	(508)
Africa	109	30%	(32)	(25)	12%	3
Eliminations and other	(175)	N/A	57	(42)	N/A	42
Consolidated FCX	$2,377	36%	$(845)	$1,884	36%	$(684)

	Nine Months Ended September 30,
	2010			2009
			Income Tax			Income Tax
	Income	Effective	(Provision)	Income	Effective	(Provision)
	(Loss)a	Tax Rate	Benefit	(Loss)a	Tax Rate	Benefit
U.S.	$905	23%	$(205)	$(135)	(21)%	$(29)
South America	1,926	33%	(629)	1,269	33%	(418)
Indonesia	2,569	42%	(1,069)	2,952	43%	(1,257)
Africa	251	30%	(75)	(111)	26%	29
Eliminations and other	(125)	N/A	43	(217)	N/A	74
Annualized rate adjustmentb	N/A	N/A	(21)	N/A	N/A	44
Consolidated FCX	$5,526	35%c	$(1,956)	$3,758	41%	$(1,557)

a.	Represents income (loss) by geographic location before income taxes and equity in affiliated companies’ net earnings.

b.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes to equal its estimated annualized tax rate.

c.
FCX’s estimated consolidated effective tax rate for the year 2010 will vary with commodity price changes and the mix of income from international and U.S. operations.  Assuming average prices of $3.75 per pound for copper, $1,300 per ounce for gold, $15 per pound for molybdenum for the remainder of 2010 and current 2010 sales volume and cost estimates, FCX estimates its annual consolidated effective tax rate will approximate 35 percent to 36 percent.

XXIV

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

FCX has organized its operations into five primary divisions – North America copper mines, South America mining, Indonesia mining, Africa mining and Molybdenum operations.  Notwithstanding this structure, FCX internally reports information on a mine-by-mine basis.  Therefore, FCX concluded that its operating segments include individual mines.  Operating segments that meet certain thresholds are reportable segments.  Further discussion of the reportable segments included in FCX’s primary operating divisions, as well as FCX’s other reportable segments – Rod & Refining and Atlantic Copper Smelting & Refining – follows.

North America Copper Mines.  FCX has seven operating copper mines in North America – Morenci, Sierrita, Bagdad, Safford and Miami in Arizona and Tyrone and Chino in New Mexico.  The North America copper mines include Morenci as a reportable segment.  Other North America copper mines include FCX’s other southwestern U.S. copper mines.  In addition to copper, the Sierrita and Bagdad mines produce molybdenum concentrates as a by-product.

South America.  South America mining includes four operating copper mines – Cerro Verde in Peru, and Candelaria, Ojos del Salado and El Abra in Chile.  South America mining includes Cerro Verde as a reportable segment.  In addition to copper, the Cerro Verde mine produces molybdenum concentrates as a by-product.  Other South America mining includes FCX’s Chilean copper mines.  In addition to copper, the Candelaria and Ojos del Salado mines produce gold and silver as by-products.

Indonesia.  Indonesia mining includes PT Freeport Indonesia’s Grasberg minerals district.  PT Freeport Indonesia produces copper concentrates, which contain significant quantities of gold and silver.

Africa.  Africa mining includes the Tenke Fungurume copper and cobalt mining concessions in the Katanga province of the Democratic Republic of Congo.  The Tenke Fungurume mine produces copper cathode and cobalt hydroxide.  Copper cathode production commenced in March 2009, and the first copper cathode was sold in the second quarter of 2009.

Molybdenum.  The Molybdenum segment includes the Henderson molybdenum mine in Colorado and related conversion facilities.  The Molybdenum segment also includes a sales company that purchases and sells molybdenum from the Henderson mine as well as from FCX’s North and South America copper mines that produce molybdenum as a by-product.  At times the Molybdenum segment roasts and/or processes material on a toll basis.

Rod & Refining.  The Rod & Refining segment consists of copper conversion facilities located in North America, and includes a refinery, three rod mills and a specialty copper products facility.  These operations process copper produced at FCX’s North America mines and purchased copper into copper cathode, rod and custom copper shapes.  At times these operations refine copper and produce copper rod and shapes for customers on a toll basis.

Atlantic Copper Smelting & Refining.  Atlantic Copper, FCX’s wholly owned smelting unit in Spain, smelts and refines copper concentrates and markets refined copper and precious metals in slimes.

Intersegment Sales.  Intersegment sales between FCX’s operations are based on similar arms-length transactions with third parties at the time of the sale.  Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

Allocations.  FCX allocates certain operating costs, expenses and capital expenditures to the operating divisions and individual segments.  However, not all costs and expenses applicable to a mine or operation are allocated.  All U.S. federal and state income taxes are recorded and managed at the corporate level, whereas foreign income taxes are recorded and managed at the applicable mine or operation.  In addition, most exploration and research activities are managed at the corporate level, and those costs along with some selling, general and administrative costs are not allocated to the operating divisions or segments.  Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

XXV

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

(in millions)	North America Copper Mines			South America			Indonesia		Africa
												Atlantic
												Copper	Corporate,
		Other		Cerro	Other					Molyb-	Rod &	Smelting	Other &	FCX
Three Months Ended September 30, 2010	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		Tenke	denum	Refining	& Refining	Eliminations	Total
Revenues:
Unaffiliated customers	$10	$15	$25	$606	$696	$1,302	$1,458	a	$307	$293	$1,174	$592	$1	$5,152
Intersegment	364	601	965	84	79	163	416		-	-	7	3	(1,554)	-
Production and delivery	185	343	528	194	268	462	528		141	199	1,173	590	(1,352)	2,269
Depreciation, depletion and amortization	33	34	67	42	24	66	72		34	13	2	9	5	268
Selling, general and administrative expenses	-	-	-	-	-	-	25		-	2	-	4	50	81
Exploration and research expenses	-	-	-	-	-	-	-		-	1	-	-	34	35
Operating income (loss)	156	239	395	454	483	937	1,249		132	78	6	(8)	(290)	2,499

Interest expense, net	1	2	3	-	-	-	-		2	-	-	2	96	103
Provision for income taxes	-	-	-	147	151	298	499		32	-	-	-	16	845
Total assets at September 30, 2010	1,919	4,271	6,190	4,308	3,245	7,553	5,712		3,540	1,837	335	1,201	1,583	27,951
Capital expenditures	13	46	59	32	97	129	116		9	22	2	4	9	350

Three Months Ended September 30, 2009
Revenues:
Unaffiliated customers	$18	$25	$43	$386	$546	$932	$1,348	a	$113	$258	$955	$495	$-	$4,144
Intersegment	299	578	877	83	3	86	308		-	-	8	-	(1,279)	-
Production and delivery	148	303	451	154	225	379	369		89	177	957	493	(1,200)	1,715
Depreciation, depletion and amortization	36	34	70	37	30	67	64		20	13	2	9	7	252
Selling, general and administrative expenses	-	-	-	-	-	-	24		-	2	-	4	44	74
Exploration and research expenses	-	-	-	-	-	-	-		-	1	-	-	18	19
Operating income (loss)	133	266	399	278	294	572	1,199		4	65	4	(11)	(148)	2,084

Interest expense, net	1	3	4	-	-	-	2		5	-	-	1	150	162
Provision for (benefit from) income taxes	-	-	-	85	112	197	508		(3)	-	-	-	(18)	684
Total assets at September 30, 2009	1,977	4,012	5,989	4,259	2,426	6,685	5,446		3,318	1,771	321	1,069	1,106	25,705
Capital expenditures	8	13	21	13	5	18	58		119	11	2	11	4	244

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $603 million in third-quarter 2010 and $514 million in third-quarter 2009.

XXVI

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

(in millions)	North America Copper Mines			South America			Indonesia		Africa
													Atlantic
													Copper	Corporate,
		Other		Cerro	Other						Molyb-	Rod &	Smelting	Other &	FCX
Nine Months Ended September 30, 2010	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		Tenke		denum	Refining	& Refining	Eliminations	Total
Revenues:
Unaffiliated customers	$20	$31	$51	$1,338	$1,646	$2,984	$3,490	a	$763		$893	$3,363	$1,830	$5	$13,379
Intersegment	1,106	1,931	3,037	275	124	399	770		-		-	20	14	(4,240)	-
Production and delivery	508	1,021	1,529	513	714	1,227	1,430		347		574	3,361	1,823	(4,052)	6,239
Depreciation, depletion and amortization	110	110	220	109	77	186	192		94		38	6	28	24	788
Selling, general and administrative expenses	-	-	-	-	-	-	77		-		8	-	14	178	277
Exploration and research expenses	-	-	-	-	-	-	-		-		2	-	–	102	104
Operating income (loss)	508	831	1,339	991	979	1,970	2,561		322		271	16	(21)	(487)	5,971

Interest expense, net	3	8	11	-	-	-	-		4		-	-	7	348	370
Provision for income taxes	-	-	-	320	309	629	1,069		75		-	-	-	183	1,956
Capital expenditures	28	112	140	63	220	283	311		59		34	4	16	30	877

Nine Months Ended September 30, 2009
Revenues:
Unaffiliated customers	$57	$75	$132	$974	$1,349	$2,323	$3,698	a	$170		$590	$2,309	$1,202	$6	$10,430
Intersegment	745	1,364	2,109	230	51	281	690		-		-	20	-	(3,100)	-
Production and delivery	482	983	1,465	456	656	1,112	1,134		197	b	458	2,314	1,205	(2,799)	5,086
Depreciation, depletion and amortization	106	103	209	112	89	201	207		37		35	6	26	19	740
Lower of cost or market inventory adjustments	-	-	-	-	-	-	-		-		19	-	-	-	19
Selling, general and administrative expenses	-	-	-	-	-	-	64		-		9	-	11	141	225
Exploration and research expenses	-	-	-	-	-	-	-		-		1	-	-	72	73
Restructuring and other charges	26	(2)	24	-	-	-	-		-		(1)	(2)	-	2	23
Operating income (loss)	188	355	543	636	655	1,291	2,983		(64)		69	11	(40)	(529)	4,264

Interest expense, net	3	9	12	-	1	1	3		8		-	-	3	424	451
Provision for (benefit from) income taxes	-	-	-	199	219	418	1,257		(29)		-	-	-	(89)	1,557
Capital expenditures	42	79	121	83	46	129	186		577		71	8	23	23	1,138

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $1.5 billion in the 2010 nine-month period and $1.3 billion in the 2009 nine-month period.
b. Includes charges totaling $50 million associated with Tenke Fungurume’s project start-up costs.

XXVII